January 17, 1991

Mr. John P. Watson
General Manager - Marketing & International
Danaher Corporation
Thompson Road
East Windsor Industrial Park
East Windsor, CT   06088

Dear Jack:

     We recognize that your contribution to the future growth and success of our Company is expected to be substantial. Consequently, we hope this letter will outline certain matters relative to the employment and benefit package that will reinforce and encourage your continued attention and dedication to the Company. This letter is intended solely for the purpose of describing the continuation of compensation under certain circumstances and is not intended to create any limitation on your right to terminate your employment, or the Company's right to terminate it, at any time, with or without cause.

     The Company will provide you salary continuance at the date of your initiation of salary continuance, for a 12 month period if your employment is severed for reasons other than for cause, death, disability or voluntary resignation. The 12 month salary continuance can also be activated by you if we change your job responsibilities substantially or your geographic location without your agreement. For purpose of this agreement, cause shall mean fraud, dishonesty, acts of gross negligence in the course of employment, usurping corporate opportunities and other serious breaches of duty of loyalty, breach of this Agreement, willful misrepresentation to shareholders or directors which is materially injurious to the Corporation, willful failure to comply with a reasonable written order of the Board of Directors, a willful and material neglect of his duties, or the commission of a felony.

     Should the salary continuance agreement by activated, the Company agrees to pay you the pro-rata portion of your incentive compensation for the year in which salary continuance is activated by March 15th of the following year. The amount to be prorated will be based on the achievement for that current full year's financial objectives only (i.e. excluding subjective strategic objectives.)

Mr. John P. Watson
January 17, 1991
Page 2


     The Company also agrees to continue your current benefits such as medical, disability and retirement during the salary continuance period as well as other executive benefits such as Company car (or an equivalent car allowance at the Company's option), or club membership dues, to the extent such types of benefits existed at the date of this Agreement.

     Additionally, if requested, the Company will provide outplacement services or secretarial support following activation of salary continuance.

     Should the salary continuance be activated and you find employment before the 12 month period ends, the salary continuance and benefits will cease immediately upon your starting your new employment.

     In consideration of the above, if salary continuance is activated, you agree that for two (2) years following that date you will not, without the written consent of the Company, directly, individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business operation of any enterprise if such operation engages in substantial and direct competition with any business operation actively conducted by the Company or its subsidiaries or any successor or assign thereof or solicit any other person to engage in any of the foregoing activities.

     Additionally, if salary continuance is activated, you agree that you will not recruit or solicit the employment of any employee of the Company for a period of 24 months.


                                      Very truly yours,

                                      /s/ GEORGE M. SHERMAN
                                      George M. Sherman
                                      President and Chief Executive Officer


Acknowledged and agreed to:

/s/ JOHN P. WATSON